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EXHIBIT 21.1  LIST OF SUBSIDIARIES OF THE COMPANY
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Ohio/Oklahoma Argyle Television, Inc.
WAPT Argyle Television, Inc.
WNAC Argyle Television, Inc.
KHBS Argyle Television, Inc.
KITV Argyle Television, Inc.
Jackson Argyle Television, Inc.
Grand Rapids Argyle Television, Inc.
Buffalo Argyle Television, Inc.
Hawaii Argyle Television, Inc.
Arkansas Argyle Television, Inc.
Providence Argyle Television, Inc.